                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. 1)*


                              INSTRUCTIVISION, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457789-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

               DECEMBER 31, 2000, JANUARY 9, AND JANUARY 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 2 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Taco Partners
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     New York State
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 3 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Cosimo Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     257,145
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  257,145
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     257,145
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Approximately 7.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 4 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Erma Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  /X/
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     257,145
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  257,145
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     257,145
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Approximately 7.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 5 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Stephanie Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 6 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Frank Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 7 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Joseph A. Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 457789105                                          Page 8 of 14 Pages
          ---------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Michael S. Tacopino.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------

                                                             Page 9 of 14 Pages


ITEM 1(A).  NAME OF ISSUER:

            The name of the issuer is Instructivision, Inc., a New Jersey corporation (the "Issuer").
            -------------------------------------------------------------------
            (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The principal executive offices of the Issuer are located at 3 Regent Street, Livingston, New Jersey 07039.
            -------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by a group consisting of Cosimo Tacopino and Erma Tacopino and also by Taco Partners, and Stephanie, Frank, Joseph A. and Michael S. Tacopino to report they no longer own shares of the Issuer. Cosimo and Erma Tacopino are espoused. Stephanie, Frank, Joseph A. and Michael S. Tacopino are the adult issue of Mr. and Mrs. Tacopino, and along with
            Cosimo Tacopino, are the partners of Taco Partners. All of the Tacopinos and Taco Partners are private investors.
            -------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Cosimo, Erma, Joseph A., Michael S. and Stephanie Tacopino reside at 145 Connecticut Street, Staten Island, New York 10307. Taco Partners' principals place of business is at that location. Frank Tacopino resides at 405 Conover Drive, Neshanic Station, New
            Jersey 08853.
            -------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP:

            Taco Partners is a New York State Partnership. Cosimo, Erma, Stephanie, Frank, Joseph A. and Michael S. Tacopino are United States citizens.
            -------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:


            Common Stock, par value $.001 per share ("Common Shares").
            -------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER:

            The Cusip number of the Common Shares is 457789105.
            -------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

                                                             Page 10 of 14 Pages

ITEM 4.     OWNERSHIP.

            As of February 5, 2001, the aggregate number and percentage of the Common Stock of the Issuer beneficially owned by Mr. Cosimo and Mrs. Erma Tacopino is as follows: 257,145 shares
            (approximately 7.7%), all of which are owned jointly by Mr. & Mrs. Tacopino.

            Mr. and Mrs. Tacopino purchased the following number of shares of the Issuer on or about the dates indicated below:

            NUMBER OF SHARES                 DATE
            ----------------                 ----
                10,000                       June 27, 2000
                 9,000                       September 26, 2000
                15,000                       October 17, 2000
                 7,500                       January 9, 2001
                96,179                       January 31, 2001

            Taco Partners disposed of all of its shares of the Issuer by sale to Mr. and Mrs. Tacopino by the last noted 96,169 Shares.

            Each of Mr. Cosimo and Mrs. Erma Tacopino have the power to vote or dispose of the shares owned by them.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

                                                            Page 11 of 14 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below each of the undersigned certify that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            Page 12 of 14 Pages

                                  EXHIBIT

                                                           Page 13 of 14 Pages


      The undersigned hereby agree as follows:

      WHEREAS, the undersigned have purchased shares of common stock of Instructivision, Inc. and Taco Partners has now disposed of same; and

      WHEREAS, the undersigned are obligated to file Statements on Schedule 13G with the United States Securities and Exchange Commission (the "SEC") to report their purchases and ownership of such securities and, as to Taco Partners, their disposition of same;

      NOW, THEREFORE, the undersigned hereby agree that a single Statement on
Schedule 13G be filed with the SEC on behalf of each of them.


Dated:    February 12, 2001                     /s/ Erma Tacopino
                                               -------------------------------
                                               Erma Tacopino


                                               /s/ Cosimo Tacopino
                                               ---------------------------------
                                               Cosimo Tacopino


                                               TACO PARTNERS


                                         By:   /s/ Cosimo Tacopino
                                               ---------------------------------
                                               Cosimo Tacopino, a Partner



                                               /s/ Stephanie Tacopino
                                               ---------------------------------
                                               Stephanie Tacopino



                                               /s/ Frank Tacopino
                                               ---------------------------------
                                               Frank Tacopino



                                               /s/ Joseph A. Tacopino
                                               ---------------------------------
                                               Joseph A. Tacopino



                                               /s/ Michael S. Tacopino
                                               ---------------------------------
                                               Michael S. Tacopino

                                                           Page 14 of 14 Pages


                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:    February 12, 2001                     /s/ Erma Tacopino
                                               -------------------------------
                                               Erma Tacopino


Dated:    February 12, 2001                     /s/ Cosimo Tacopino
                                               ---------------------------------
                                               Cosimo Tacopino



                                               TACO PARTNERS


Dated:    February 12, 2001                    By: /s/ Cosimo Tacopino
                                                  ------------------------------
                                                  Cosimo Tacopino, a Partner


Dated:    February 12, 2001                     /s/ Stephanie Tacopino
                                               ---------------------------------
                                               Stephanie Tacopino


Dated:    February 12, 2001                     /s/ Frank Tacopino
                                               ---------------------------------
                                               Frank Tacopino


Dated:    February 12, 2001                     /s/ Joseph A. Tacopino
                                               ---------------------------------
                                               Joseph A. Tacopino


Dated:    February 12, 2001                     /s/ Michael S. Tacopino
                                               ---------------------------------
                                               Michael S. Tacopino